Exhibit 99

          FOR IMMEDIATE RELEASE:

          SOUTHBURY, CONNECTICUT, August 29, 1994 -- Amdura Corporation (NYSE:ADU) today announced that Judge John L. Kane, Jr. of the United States District Court for the District of Colorado, has stayed the implementation of the District Court's order, which reversed the September 1991 Bankruptcy Court order that confirmed Amdura's bankruptcy reorganization plan, until such time as the District Court holds a hearing on Amdura's motion to extend the stay further. Amdura and the plaintiff in the litigation have jointly moved to schedule the hearing for September 12, 1994; under Judge Kane's order, this is the latest date to which the current stay will remain in effect.

          During the stay, Amdura is to attempt to establish procedures through the Bankruptcy Court to evaluate certain class action claims. The class action claims arise out of a case originally filed in January 1990, prior to Amdura's filing of a voluntary petition for bankruptcy under Chapter 11 of the Bankruptcy Code. The case purported to have been brought on behalf of a class of persons who purchased Amdura's pre-bankruptcy preferred or common stock during certain pre-petition periods, and alleged claims under the Securities Exchange Act of 1934 to the effect that Amdura's public business and financial disclosures were materially false or misleading during those periods. Amdura and the plaintiff are engaged in settlement discussions relating to the class action claims.

          Amdura Corporation, headquartered in Southbury, Connecticut, operates primarily through The Crosby Group, Inc. and The Harris Waste Management Group, Inc. Crosby, headquartered in Tulsa, Oklahoma, designs and manufactures lifting equipment, hardware and accessories for use in energy, construction, manufacturing, marine and transportation applications. Harris, headquartered in Peachtree City, Georgia, is engaged in manufacturing and marketing equipment for plastic, paper and ferrous and non-ferrous scrap metal processing, as well as waste recycling and solid waste disposal.

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          FOR FURTHER INFORMATION, CONTACT:

          C. David Bushley - Amdura Corporation
          phone: (203) 262-0570

          Ann Hance - Abernathy MacGregor Scanlon
          phone: (212) 371-5999